                                                                     EXHIBIT 4.3

                           THIRD AMENDMENT AND CONSENT
             TO THIRD AMENDED AND RESTATED SECURED CREDIT AGREEMENT

         THIS THIRD AMENDMENT AND CONSENT TO THIRD AMENDED AND RESTATED SECURED CREDIT AGREEMENT (this "Amendment") is entered into as of June 15, 2000, among QUANTA SERVICES, INC., a Delaware corporation ("Borrower"), the Lenders, as defined below, and BANK OF AMERICA, N.A., f/k/a NationsBank, N.A., as administrative agent for the Lenders (in such capacity, the "Agent"). Capitalized terms used but not defined in this Amendment have the meaning given such terms in the Credit Agreement (defined below).

                                    RECITALS

         A. The Borrower is party to that certain Third Amended and Restated Secured Credit Agreement dated as of June 14, 1999 (as amended by the First Amendment dated as of September 21, 1999, the Second Amendment dated as of March 21, 2000, and as may be amended, restated or supplemented from time to time, the "Credit Agreement"), among the Borrower, Agent, and the lenders from time to time parties thereto (each a "Lender" collectively, "Lenders").

         B. The Borrower proposes to engage in a private offering of convertible subordinated debt securities (the "Proposed Offering") pursuant to the Subordinated Indenture (defined below).

         C. Such convertible debt securities will constitute Subordinated Debt Investments, and will be permitted Indebtedness under Section 6.14(e) of the Credit Agreement, provided that such Indebtedness is subordinated in right of payment and collection to the Obligations on terms acceptable to Majority Lenders.

         D. Attached as Exhibit "A" to this Amendment are extracts of terms of the Proposed Offering as delivered by the Borrower to the Agent, which among other things, sets forth the subordination terms (the "Subordination Terms") of the Convertible Senior Notes (defined below).

         E. Section 6.11(a)(v)(y) of the Credit Agreement requires, among other things, Majority Lender approval of any Acquisition where the cash related purchase price exceeds 7.5% of Consolidated Net Worth as of the end of the immediately preceding fiscal quarter (the "Consolidated Net Worth Test").

         F. The Borrower is contemplating the Acquisition of Irby Construction Company, a Mississippi corporation for a proposed cash purchase price of approximately $68,000,000, with an anticipated closing date in July, 2000 (the "Proposed Acquisition").

         G. UtiliCorp United, the current holder of the $49,350,000 subordinated Indebtedness (the "Enron Subordinated Debt") pursuant to the Enron Subordinated Debt Documents, has given notice that it intends to convert such Indebtedness to equity (the "Enron Subordinated Debt Conversion"), which conversion will result in the Borrower's compliance with the Consolidated Net Worth Test for purposes of the Proposed Acquisition.

         H. For purposes of the Proposed Acquisition only, the Borrower has requested that the Enron Subordinated Debt be included into the calculation of the Borrower's Consolidated Net Worth for the fiscal quarter ending June 30, 2000, to the extent that such Indebtedness is not otherwise converted on or prior to such date.

         I. The Borrower and the Lenders have agreed (1) to amend the Credit Agreement to accommodate the Proposed Offering, and (2) for purposes of the Proposed Acquisition only, to include the Enron Subordinated Debt into the Consolidated Net Worth Test for purposes of
Section 6.11(a)(v)(y) of the Credit Agreement, in each case subject to the terms and conditions set out in this Amendment.

         NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned agree as follows:

         1. New Definitions. Section 1.1 of the Credit Agreement shall be amended to add the following new definitions:

                  "Convertible Subordinated Notes" means the notes, guarantees, and all other obligations now or hereafter arising under, or pursuant to, the First Supplemental Indenture, including, without limitation, the "2007 Notes" (as defined in the Supplemental Indenture)."

                  "First Supplemental Indenture" means that certain First Supplemental Indenture dated as of July 25, 2000, by the Borrower, as Issuer, to Chase Bank of Texas, National Association, as Trustee, executed and delivered pursuant to the Subordinated Indenture, as the same may be amended, restated or supplemented from time to time.

                  "Subordinated Indenture" means that certain Subordinated Indenture dated as of July 25, 2000, by the Borrower, as Issuer, to Chase Bank of Texas, National Association, as Trustee, as the same may be amended, restated or supplemented from time to time.

         2. Notices. Section 6.6(e) of the Credit Agreement shall be amended to delete the "and" at the end of clause (iii); to delete the period at the end of clause (iv); to add a semicolon and "and" at the end of clause (iv); to add a clause (v) so that clauses (iii), (iv) and (v) read as follows (with the underlined portions showing the new or revised language):

                  "....(iii) any circumstance that has had a Material Adverse
         Effect; (iv) any event which would result in a breach of Sections 6.20, 6.21, 6.22, 6.23, or 6.24; and (v) to the extent not covered by clauses
         (i) through (iv) above, any notice received by, or required to be delivered by, the Borrower under the Subordinated Indenture and the First Supplemental Indenture."

         3. Indebtedness. Section 6.14 of the Credit Agreement shall be amended to delete the "and" at the end of clause (f); to delete the period at the end of clause (g); to add a semicolon and "and" at the end of clause (g); and add a clause (h) so that clauses (f), (g) and (h) read as follows (with the underlined portions showing new or revised language):

                 "(f) other Indebtedness not included within subsections (a) through (e) above, provided that such Indebtedness shall not exceed, at any one time outstanding, an amount equal to 8.5% of Consolidated Net Worth as of the end of the immediately preceding fiscal quarter;

                  (g) Indebtedness not to exceed $400,000,000 at any time under the Senior Notes and the Note Purchase Agreement"; and ---

                  (h) Indebtedness not to exceed $300,000,000 at any time under the Subordinated Indenture, including without limitation, the Indebtedness under the Convertible Subordinated Notes and the First Supplemental Indenture."

         4. Subordinated Debt Investment. Section 6.24 of the Credit Agreement shall be amended to delete each reference to the term "Change of Control" and in each case replace it with the defined term "Change in Control" so that such section shall read in its entirety as follows (with the underlined portions showing new or revised language):

                  "Section 6.24 Subordinated Debt Investment. The Borrower shall provide written notice to the Agent (by confirmed fax to each of the Agent and its legal counsel, Porter & Hedges, L.L.P., attention: Mr. Nick H. Sorensen (fax no.: 713-226-0277)) of (i) any Change in Control within two (2) Business Days following any such Change in Control, and
         (ii) any notice received by the Borrower from any holder of a Subordinated Debt Investment exercising any right to (a) require the Borrower to redeem or (b) in respect of the Convertible Subordinated Notes, convert, in either case as applicable, all or any part of a Subordinated Debt Investment within two (2) Business Days of the Borrower's receipt thereof. The Borrower shall not redeem all or any part of the Indebtedness evidenced by the Enron Subordinated Debt Documents as a result of a Change in Control before ten (10) days following the date of a Redemption Notice (as defined in the Enron Subordinated Debt Documents) or if prohibited by the subordination provisions contained therein. The Borrower shall not redeem, pursuant to any optional redemption right it may have, all or any part of a Subordinated Debt Investment before the Maturity Date. The Borrower shall not amend, modify or change in any way any provision of a Subordinated Debt Investment so as to change the stated maturity date of the principal of such Indebtedness, or any installment of interest thereon, to an earlier date, increase the rate of interest thereon or any premium payable on the redemption thereof, change any of the redemption or subordination provisions thereof (or the definitions of any defined terms contained therein) or otherwise change in any respect materially adverse to the interests of the Lenders any of the terms thereof, in each case, without the consent of the Majority Lenders."

         5. Events of Default. Section 7.1 of the Credit Agreement shall be amended to delete the "or" at the end of clause (l); to delete the period at the end of clause (m); to add a semicolon and "or" at the end of clause (m); and add a clause (n) so that clauses (l), (m) and (n) read as follows deleted and replaced in its entirety as follows (with the underlined portions showing new or revised language):


                  "(l) an Event of Default shall occur and be continuing under the Enron Subordinated Debt Documents or any other documents evidencing a Subordinated Debt Investment;

                  (m) an Event of Default shall occur and be continuing under the Note Purchase Agreement, the Senior Notes, or any other document evidencing Indebtedness under the Senior Notes or the Note Purchase Agreement"; or

                  (n) an Event of Default shall occur and be continuing under the Subordinated Indenture, the First Supplemental Indenture or the Convertible Subordinated Notes, or any other document evidencing Indebtedness under the Subordinated Indenture, the First Supplemental Indenture or the Convertible Subordinated Notes."

         6.       Consent. Each Lender which signs this Amendment consents to
(a) the Subordination Terms, provided that the same shall not waive or otherwise modify the covenants contained in Section 6.10(a) of the Credit Agreement, and the Agent entering into such agreements or other documents as the Agent or its counsel deems reasonable and necessary in connection with therewith, and (b) for purposes of the Proposed Acquisition only, the inclusion of the Enron Subordinated Debt into the Consolidated Net

Worth Test for the fiscal quarter ended June 30, 2000 only pursuant to Section 6.11(a)(v)(y) of the Credit Agreement, to the extent that such Indebtedness is not otherwise converted on or prior to June 30, 2000, provided that (i) the same shall not waive or otherwise modify any other covenants contained in the Credit Documents, and (ii) the Borrower otherwise complies with all other terms and conditions of the Credit Documents in respect of such Proposed Acquisition.

         7. Conditions. This Amendment shall not be effective until each of the following have been delivered to the Agent or the following conditions have been otherwise satisfied in the Agent's sole discretion:


                  (a) this Amendment signed by the Borrower, the Guarantors, and the Majority Lenders;

                  (b) the Borrower has delivered to the Agent for the benefit of the Lenders a certificate from the Borrower that (i) no Default or Potential Default exists under the Credit Agreement, (ii) in respect of the Proposed Offering, the Convertible Subordinated Notes have been issued, (iii) no default or event of default exists (y) in respect of the Proposed Offering, under the Subordinated Indenture or the First Supplemental Indenture, and (z) in respect of the consent granted herein regarding clause (b) of Section 6 above, under the Enron Subordinated Debt Documents, and (iv) contains a true and complete copy of the Subordinated Indenture, the First Supplemental Indenture duly executed and delivered, together with copies of all other material documents executed and delivered in connection therewith; and

                  (c) such other documents as the Agent may reasonably request.

         8. Fees and Expenses. The Borrower agrees to pay the reasonable fees and expenses of counsel to Agent for services rendered in connection with the preparation, negotiation and execution of this Amendment.

         9. Representations and Warranties. The Borrower and Guarantors represent and warrant to the Lenders that they possess all requisite power and authority to execute, deliver and comply with the terms of this Amendment, which has been duly authorized and approved by all requisite corporate action on the part of the Borrower and Guarantors, for which no consent of any Person is required, and which will not violate their respective organizational documents, and agree to furnish the Lenders with evidence of such authorization and approval upon request. The Borrower and Guarantors further represent and warrant to the Lenders that (a) the representations and warranties in each Credit Document to which they are a party are true and correct in all material respects on and as of the date of this Amendment as though made on the date of this Amendment (except to the extent that (i) such representations and warranties speak to a specific date or (ii) the facts on which such representations and warranties are based have been changed by transactions contemplated by the Credit Agreement), (b) it is in full compliance with all covenants and agreements contained in each Credit Document to which it is a party, and (c) no Default or Event of Default has occurred and is continuing.

         10. Scope of Amendment; Reaffirmation; Release. Except as affected by this Amendment, the Credit Documents are unchanged and continue in full force and effect. However, in the event of any inconsistency between the terms of the Credit Agreement as hereby amended and any other Credit Document, the terms of the Credit Agreement shall control and such other document shall be deemed to be amended hereby to conform to the terms of the Credit Agreement. All references to the Credit Agreement shall refer to the Credit Agreement as amended by this Amendment. The Borrower and

Guarantors hereby reaffirm their respective obligations under, and agree that, all Credit Documents to which they are a party remain in full force and effect and continue to evidence their respective legal, valid and binding obligations enforceable in accordance with their terms (as the same are affected by this Amendment). The Borrower and Guarantors hereby release the Lenders from any liability for actions or failures to act in connection with the Credit Documents prior to the date hereof. This Amendment shall be binding upon and inure to the benefit of each of the undersigned and their respective successors and permitted assigns.

         11. Miscellaneous.

                  (a) No Waiver of Defaults. This Amendment does not constitute a waiver of, or a consent to, any present or future violation of or default under, any provision of the Credit Documents, or a waiver of the Lenders' right to insist upon future compliance with each term, covenant, condition and provision of the Credit Documents, and the Credit Documents shall continue to be binding upon, and inure to the benefit of, the Borrower, Guarantors, and the Lenders and their respective successors and assigns.

                  (b) Form. Each agreement, document, instrument or other writing to be furnished Agent under any provision of this instrument must be in form and substance satisfactory to Agent and its counsel.

                  (c) Multiple Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signatories have signed the same document. All counterparts must be construed together to constitute one and the same instrument.

                  (d) Governing Law. This Amendment and the other Credit Documents must be construed-and their performance enforced-under Texas law.

         12. Entirety . THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE BORROWER, GUARANTORS AND THE LENDERS AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

 [Signatures and Guarantors' Consent and Agreement appear on following pages.]

        The Amendment is executed as of the date set out in the preamble to this Amendment.


                                       QUANTA SERVICES, INC.


                                       By:/S/ James H. Haddox
                                          --------------------------------------
                                              James H. Haddox
                                              Chief Financial Officer


                                       BANK OF AMERICA, N.A., as Administrative
                                       Agent and as a Lender


                                       By: /S/ CRAIG S. WALL
                                           ------------------------------------
                                               Craig S. Wall
                                               Senior Vice President


                                       BANK ONE, TEXAS, NATIONAL ASSOCIATION,
                                       as a Documentation Agent and as a Lender


                                       By: /S/ GREG SMOTHERS
                                           ------------------------------------
                                               Greg Smothers
                                               Vice President


                                       FLEET NATIONAL BANK (f/k/a Bank Boston,
                                       N.A.), as a Documentation Agent and as a Lender


                                       By: /S/ RITA M. CAHILL
                                           ------------------------------------
                                               Rita M. Cahill
                                               Managing Director

                                       CREDIT LYONNAIS NEW YORK BRANCH, as a
                                       Managing Agent and as a Lender


                                       By: /S/ ROBERT IVOSEVICH
                                           -------------------------------------
                                               Robert Ivosevich
                                               Senior Vice President

                                       THE BANK OF NOVA SCOTIA, as a Managing
                                       Agent and as a Lender


                                       By: /S/ F.C.H. ASHBY
                                          --------------------------------------
                                              F.C.H. Ashby
                                              Senior Manager Loan Operations

                                       NATIONAL CITY BANK, as a Lender


                                       By: /S/ MICHAEL J. DURBIN
                                          --------------------------------------
                                              Michael J. Durbin
                                              Vice President


                                        LASALLE BANK NATIONAL ASSOCIATION, as a
                                        Lender


                                       By:
                                          --------------------------------------
                                       Name:
                                          --------------------------------------
                                       Title:
                                           -------------------------------------


                                        FIRST UNION NATIONAL BANK, as a Lender


                                        By: /S/ MARK B. FELKER
                                           -------------------------------------
                                               Mark B. Felker
                                               Senior Vice President

                                        COMERICA BANK, as a Lender


                                       By: /S/ MARK B. GROVER
                                            -----------------------------------
                                               Mark B. Grover
                                               First Vice President


                                       THE BANK OF TOKYO-MITSUBISHI, LTD., as a
                                       Lender

                                       By: /S/ JAY FORT
                                           ------------------------------------
                                               Jay Fort
                                               Vice President

                                       By: /S/ J. M. MEARNS
                                           -------------------------------------
                                               J. M. Mearns
                                               Vice President and Manager

                                       CHASE BANK OF TEXAS, N.A., as a Lender


                                        By: /S/ JAMES R. DOLPHIN
                                            ------------------------------------
                                                James R. Dolphin
                                                Senior Vice President

                                       GUARANTY FEDERAL BANK, F.S.B., as a
                                       Lender


                                       By: /S/ RICHARD MENCHACA
                                           -------------------------------------
                                               Richard Menchaca
                                               Vice President


                                       SUNTRUST BANK, ATLANTA, as a Lender


                                       By: /S/ DAVID EDGE
                                           -------------------------------------
                                               David Edge
                                               Vice President


                                       By: /S/ M. ANN FORD
                                           -------------------------------------
                                               M. Ann Ford
                                               Officer

                                       BANKERS TRUST COMPANY, as a Lender


                                       By: /S/ PADDY DOWLING
                                           -------------------------------------
                                               Paddy Dowling
                                               Vice President


Exhibit "A" - Subordination Terms

                        GUARANTORS' CONSENT AND AGREEMENT

         As an inducement to the Lenders to execute, and in consideration of the Lenders' execution of this Amendment, each of the undersigned hereby consents to this Amendment and agrees that the same shall in no way release, diminish, impair, reduce or otherwise adversely affect the obligations and liabilities of the undersigned under their respective Guaranties described in the Credit Agreement executed by the undersigned, or any agreements, documents or instruments executed by any of the undersigned, all of which obligations and liabilities are, and shall continue to be, in full force and effect. This consent and agreement shall be binding upon the undersigned, and their respective successors and assigns, and shall inure to the benefit of the Lenders, and their respective successors and assigns.

                             Advanced Communication Technologies, Inc.
                             Arby Construction, Inc.
                             Austin Trencher, Inc.
                             CCLC, Inc.
                             Computapole, Inc.
                             Conti Communications, Inc.
                             Croce Electric Company, Inc.
                             Crown Fiber Communications, Inc.
                             Dillard Smith Construction Company
                             Driftwood Electrical Contractors, Inc.
                             Edwards Pipeline Company,  Inc.
                             Environmental Professional Associates, Limited Fiber Technology, Inc.
                             Five Points Construction Company
                             GEM Engineering Co., Inc.
                             Golden State Utility Co.
                             Grand Electric Company
                             H.L. Chapman Pipeline Construction, Inc.
                             Haines Construction Company
                             Harker & Harker, Inc.
                             Intermountain Electric, Inc.
                             Manuel Bros., Inc.
                             Network Communications Services, Inc.
                             NorAm Telecommunications, Inc.
                             North Pacific Construction Company
                             North Sky Communications
                             Northern Line Layers, Inc.
                             Pac West Construction, Inc.
                             PAR Electrical Contractors, Inc.
                             PDG Electric Company
                             Potelco, Inc.
                             QSI, Inc.
                             Quanta Acquisition XLV, Inc.
                             Quanta Delaware, Inc.
                             Quanta L Acquisition, Inc.
                             Quanta LI Acquisition, Inc.
                             Quanta LII Acquisition, Inc.
                             Quanta LIII Acquisition, Inc.
                             Quanta Services Management Partnership, L.P.

                             Quanta Utility Installation Co., Inc.
                             Quanta XLI Acquisition, Inc.
                             Quanta XLII Acquisition, Inc.
                             Quanta XLIII Acquisition, Inc.
                             Quanta XLIV Acquisition, Inc.
                             Quanta XLIX Acquisition, Inc.
                             Quanta XLVI Acquisition, Inc.
                             Quanta XLVII Acquisition, Inc.
                             Quanta XLVIII Acquisition, Inc.
                             Quanta XVII Acquisition, Inc.
                             Quanta XXXIX Acquisition, Inc.
                             R. A. Waffensmith & Co., Inc.
                             Ranger Directional, Inc.
                             S.K.S. Pipeliners, Inc.
                             Seaward Corporation
                             Spalj Construction Company
                             Specialty Drilling, Inc.
                             Sullivan Welding, Inc.
                             Sumter Builders, Inc.
                             Telecom Network Specialists, Inc.
                             The Ryan Company, Inc.
                             Tom Allen Construction Company
                             TRANS TECH Electric, Inc.
                             Trawick Construction Co.
                             TTM, Inc.
                             TVS Systems, Inc.
                             Underground Construction Co., Inc.
                             Utilco, Inc.
                             VCI Telecom, Inc.
                             W.H.O.M. Corporation
                             Wade D. Taylor, Inc.
                             West Coast Communications, Inc.
                             World Fiber, Inc.


                             By: /s/ BRAD EASTMAN
                                 -----------------------------------------------
                                     Brad Eastman, President or Vice President
                                     of each Guarantor

                             Coast To Coast, LLC

                             By: Environmental Professional Associates, Limited, Its Member

                                       By: /s/ BRAD EASTMAN
                                           -------------------------------------
                                               Brad Eastman, Vice President

                             By:      Quanta Services, Inc., Its Member

                                      By: /s/ BRAD EASTMAN
                                          --------------------------------------
                                              Brad Eastman, Vice President

                             Quanta Services Management Partnership, L.P.

                             By:       QSI, Inc., Its General Partner


                                       By: /s/ BRAD EASTMAN
                                           -------------------------------------
                                                Brad Eastman, Vice President

         EXHIBIT "A"

                               SUBORDINATION TERMS

SUBORDINATION

         The payment of the principal of, premium, if any, and interest on the Notes will, to the extent described in the Indenture, be subordinated in right of payment to the prior payment in full of all our Senior Indebtedness. The holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due on the Senior Indebtedness, or provision for payment in money or money's worth, before the holders of the Notes will be entitled to receive any payment in respect of the Notes, when there is a payment or distribution of assets to creditors upon our:

         o        liquidation;
         o        dissolution;
         o        winding up;
         o        reorganization;
         o        assignment for the benefit of creditors;
         o        marshaling of assets;
         o        bankruptcy;
         o        insolvency; or
         o        similar proceedings.

         No payments on account of the Notes or on account of the purchase or acquisition of Notes may be made if a default in any payment with respect to Senior Indebtedness has occurred and is continuing. If (1) there is a default on any Senior Indebtedness other than a payment default that occurs that permits the Holders of that Senior Indebtedness to accelerate its maturity and (2) the Trustee and the Borrower receive the notice required by the Indenture, no payments may be made on the Notes for up to 179 days in any 365-day period unless the default is cured or waived. By reason of this subordination, in the event of our insolvency, holders of the Notes may recover less, ratably, than holders of our Senior Indebtedness.

         "Senior Indebtedness" means:

         o the principal of and premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect of all of our indebtedness or obligations of us to any person for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement;

         o commitment or standby fees due and payable to lending institutions with respect to credit facilities available to us;

         o all of our noncontingent obligations (1) for the reimbursement of any obligor on any letter of credit, banker's acceptance, or similar credit transaction, (2) under interest rate swaps, caps, collars, options, and similar arrangements, and (3) under any foreign exchange contract, currency swap agreement, futures contract, currency option contract, or other foreign currency hedge;

         o all of our obligations for the payment of money relating to capitalized lease obligations;

         o any liabilities of others described in the preceding clauses that we have guaranteed or which are otherwise our legal liability; and

         o renewals, extensions, refundings, refinancings, restructurings, amendments, and modifications of any such indebtedness or guarantee; other than any indebtedness or other obligation of us that by its terms is not superior in right of payment to the Notes.

EVENTS OF DEFAULT

         Each of the following is an "event of default":

         (1) a default in the payment of any interest upon any of the Notes when due and payable, continued for 30 days;

         (2) a default in the payment of the principal of and premium, if any, on any of the Notes when due, including on a redemption date;

         (3) failure to pay when due the principal of or interest on indebtedness for money borrowed by us or our subsidiaries in excess of $20.0 million, or the acceleration of that indebtedness that is not withdrawn within 15 days after the date of written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding Notes;

         (4) a default by us in the performance, or breach, of any of our other covenants in the indenture which are not remedied by the end of a period of 60 days after written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding Notes; or

         (5) events of bankruptcy, insolvency or reorganization of the Borrower.

         If an event of default described in clauses (1), (2), (3) or (4) occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of an accrued interest on all Notes to be immediately due and payable. This declaration may be rescinded if the conditions described in the Indenture are satisfied. If an event of default of the type referred to in clause (5) occurs, the principal amount of and accrued interest on the outstanding Notes will automatically become immediately due and payable.

         Within 90 days after a default, the Trustee must give to the registered holders of Notes notice of all uncured defaults known to it. The Trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the best interests of the registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Notes when due or in the payment of any redemption obligation.

         The holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless the holder have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due or the right to convert a note in accordance with the Indenture, no holder may institute any proceeding or pursue any remedy with respect to the Indenture or the Notes unless it complies with the conditions provided in the Indenture, including:

         o holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy; and

         o holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense.

         We are required to deliver to the Trustee annually a certificate indicating whether the officers signing the certificate know of any default by us in the performance or observance of any of the terms of the Indenture. If the officers know of a default, the certificate must specify the status and nature of all defaults.